Exhibit 99.1

Reata Provides update on bardoxolone methyl from the american society of nephrology Kidney week meeting

Conference Call to update bardoxolone renal program today at 8:30am ET

IRVING, Texas—November 6th, 2017—Reata Pharmaceuticals, Inc. (Nasdaq:RETA) (Reata or Company), a clinical-stage biopharmaceutical company, today provided an update on the data presented on bardoxolone methyl (bardoxolone) at the 2017 American Society of Nephrology Kidney Week meeting.  On November 3rd, as previously announced, Reata presented positive Phase 2 data for the CARDINAL study of bardoxolone in patients with Alport syndrome.  The Phase 2 study met its primary efficacy endpoint with bardoxolone significantly increasing estimated glomerular filtration rate (eGFR) after 12 weeks of treatment (p<0.000000001).  The Phase 3 portion of the study is currently underway, and data are expected in the second half of 2019.

On November 4th, Reata’s partner, Kyowa Hakko Kirin (KHK), presented results of the TSUBAKI study at the conference.  In TSUBAKI, bardoxolone demonstrated statistically significant and clinically meaningful increases in directly-measured glomerular filtration rate (GFR) in patients with type 2 diabetes and chronic kidney disease (CKD) using the “gold standard” inulin clearance method.  The observed increase in GFR demonstrates that historical increases in eGFR produced by bardoxolone in various forms of CKD, including Alport syndrome, reflect a true increase in kidney function.  Bardoxolone demonstrated a favorable safety profile with no effect on blood pressure, urinary volume or sodium retention, and no evidence of overt fluid overload or cardiac toxicity.

Based upon these results, Reata has activated sites in the PHOENIX Phase 2 program to study bardoxolone in patients with other rare forms of CKD, including autosomal dominant polycystic kidney disease, IgA nephropathy, CKD associated with type 1 diabetes, and focal segmental glomerulosclerosis.  Similar to the Phase 2 portion of CARDINAL, PHOENIX is an open-label trial of bardoxolone orally-administered once-daily for 12 weeks.  The primary efficacy endpoint is change from baseline in the eGFR at week 12.  Approximately 20 to 30 patients will be enrolled per cohort. The Company anticipates that data from the individual cohorts of PHOENIX will be released throughout the second half of 2018 and 2019.

“Since bardoxolone entered clinical development for CKD, we have been actively characterizing its novel clinical profile,” said Colin Meyer, Chief Medical Officer of Reata. “Extensive clinical and preclinical development and insights from prior clinical studies have allowed us to rapidly generate Phase 2 data in Alport syndrome and initiate a registrational trial in that indication.  We believe that bardoxolone may impact a diverse set of kidney indications where inflammation, remodeling, and fibrosis are also central to the loss of kidney function, and we are optimistic that bardoxolone can be a meaningful treatment option for patients with these severe and underserved forms of CKD.”

Reata management will host a call to review the Phase 2 results of TSUBAKI and CARDINAL, and to discuss the PHOENIX program today at 8:30 a.m. ET.

CONFERENCE CALL INFORMATION
Date:	Monday, November 6, 2017
Time:	8:30AM ET
Audience Dial-in (toll-free):	(844) 348-3946
Audience Dial-in (international):	(213) 358-0892
Passcode:	4588527
Webcast Link:	https://edge.media-server.com/m6/p/5s3pc9iz

About Alport Syndrome

Alport syndrome is a rare, genetic form of CKD caused by mutations in the genes encoding type IV collagen, which is a major structural component of the glomerular basement membrane (GBM) in the kidney.  The abnormal expression of type IV collagen causes loss of GBM integrity, abnormal leakage of proteins through the GBM, and excessive reabsorption of protein in the proximal tubules of the kidney.  Like other forms of CKD, excessive reabsorption of protein in the tubules induces oxidative stress, chronic inflammation, and renal interstitial inflammation and fibrosis.

Alport syndrome affects approximately 12,000 people in the United States and approximately 40,000 people globally. Almost all patients with Alport syndrome develop end-stage renal disease, and approximately 50% of male patients require dialysis or a kidney transplant by the age of 25.  There are currently no approved therapies to treat Alport syndrome.

About Bardoxolone

Bardoxolone is an experimental, oral, once-daily activator of Nrf2, a transcription factor that induces molecular pathways that promote the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling. The FDA has granted orphan designation to bardoxolone for the treatment of Alport syndrome.  Bardoxolone is also currently being studied in CATALYST, a Phase 3 study for the treatment of connective tissue disease associated pulmonary arterial hypertension.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation. Reata’s two most advanced clinical candidates, bardoxolone methyl and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates. You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Reata Pharmaceuticals, Inc.

(972) 865-2219

info@reatapharma.com

http://news.reatapharma.com

Investor Relations:

Vinny Jindal

Vice President, Strategy & Analytics

(469) 374-8721

ir@reatapharma.com

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646 627-8384

matt.middleman@lifescipublicrelations.com

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